Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in this Registration Statement on Form F-3 of our report dated May 14, 2026, with respect to our audit of the consolidated financial statements of E-Power Inc. (formerly known as “Sunrise New Energy Co.,Ltd,”) and subsidiaries which appears in its Annual Report on Form 20-F as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s / Wei, Wei & Co., LLP
Flushing, New York
July 24, 2026